UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K
                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934


        Date of Report (Date of earliest event reported): April 23, 2003


                                   GTSI CORP.

                            Incorporated in Delaware

                           Commission File No. 0-19394

                  I.R.S. Employer Identification No. 54-1248422

                            3901 Stonecroft Boulevard
                         Chantilly, Virginia 20151-1010
                                 (703) 502-2000

ITEM 5.     OTHER EVENT - EARNING RELEASE

CHANTILLY, VA. - April 23, 2003 - GTSI(R) Corp (Nasdaq: GTSI), a government information technology solutions leader, today announced financial results for its first quarter ended March 31, 2003 (see attached tables).

Sales for the first quarter of 2003 increased to $178.9 million from $176.7 million for the same period last year. Gross margin in the first quarter of 2003 increased to 9.0% of total sales from 8.2% of total sales, with a favorable impact of adopting a new accounting pronouncement partly offset by increased market pressures. Increases in gross margin were offset by greater operating expenses driven by investments in GTSI's sales organization, resulting in a $3.6 million operating loss for the first quarter of 2003 versus an operating loss of $875,000 for the same period last year. The net loss for the first quarter of 2003 was $1.8 million, or $.21 per diluted share, versus net income of $541,000, or $.06 per diluted share, in the first quarter of 2002. Net income for the 2002 first quarter included a $500,000 gain on the sale of equipment leases during the quarter.

Dendy Young, Chairman and Chief Executive Officer of GTSI, commented, "We continue to invest in our sales organization, systems and facilities. We anticipate accelerated sales growth in the third and fourth quarters of 2003, which historically have produced more favorable operating results than the first and second quarters due to Government purchasing habits. Also, our Board of Directors approved a plan to invest up to an additional $5 million to re-purchase shares of GTSI common stock under our existing share re-purchase plan."

TRENDS FOR FUTURE GROWTH

GTSI recognizes several positive long-term business trends, including recent company wins and program launches, which provide for continued anticipation of a sixth consecutive profitable year for the company.

COMPANY TRENDS

    o Won a highly competed three-year state and local government contract with U.S. Communities Purchasing & Finance Agency worth up to an estimated $300 million
    o Launched the Integrator Solutions Group to assist systems integrators with implementing large, performance-based government contracts
    o Enhanced Leasing Program to provide additional options for customer financing for large orders

MARKET TRENDS

    o  Federal Civilian Agency Budget passed in February 2003
    o $78.5 billion War Supplemental passed in April 2003, expected to renew delayed spending on non-war purchases
    o  $58.7 billion Federal IT budget projected for Fiscal Year 2004 (source:
       Federal Sources, Inc.)

SOLID FINANCIAL FOUNDATION

Tom Mutryn, GTSI's Senior Vice President and Chief Financial Officer, commented, "Despite a slow first quarter, GTSI's continuing investments and solid financial status position the company to take advantage of anticipated increases in sales and profitability for the remainder of 2003 and into future years. As of March 31, 2003, GTSI's cash position was $5.7 million, we had no long-term debt and our DSO at the end of March was an enviable 40 days."

BACKLOG

GTSI's total backlog (including shipped but not accepted orders) at March 31, 2003 was $72.2 million versus a total backlog of $91.3 million at the beginning of the quarter.

MONTHLY SALES UPDATES

To provide investors with current information on the status of its business, GTSI will release sales data on a monthly, year-over-year basis beginning with April 2003 sales.

NEW ACCOUNTING PRONOUNCEMENT

As of January 1, 2003 GTSI adopted a new accounting pronouncement, Emerging Issues Task Force ("EITF") Issue No. 02-16, "Accounting for Consideration Received from a Vendor by a Customer (Including a Reseller of the Vendor's Products)." This pronouncement requires that consideration from vendors, such as advertising support funds and sales volume incentives, be accounted for as a reduction to cost of sales unless certain requirements are met showing that the funds represent a reimbursement of a specific, incremental, identifiable cost incurred by GTSI in selling the vendor's product. If these specific requirements related to individual vendors are met, the consideration is accounted for as a reduction in the related expense category, such as advertising or selling and administrative expense. GTSI provides numerous advertising programs to support vendors, including catalogs, radio, Internet, magazine and newspaper advertising for which the Company receives consideration.

As a consequence of adopting EITF 02-16, GTSI recorded $2.4 million of vendor consideration as a reduction of cost of sales this quarter. Excluding the impact of EITF 02-16, and therefore on a non-GAAP basis, the gross profit margin would have been 7.7% this quarter compared to 8.2% in the same period of 2002. The non-GAAP gross profit margin is included in this discussion to provide a meaningful comparison to prior periods.

Adopting EITF 02-16 had no impact on GTSI's operating profit, as the $2.4 million of vendor consideration netted against cost of sales would previously have been netted against operating expense.

CONFERENCE CALL

An investor conference call to discuss first quarter results is scheduled for 11:00 a.m. Eastern Time today. Interested parties are invited to participate by calling (888) 569-5038. The passcode is GTSI. In addition, you may access the web cast on GTSI's Investor Relations page (www.gtsi.com/ir). To listen to the live call on the Internet, go to the web site at least 15 minutes early to register, download and install any necessary audio software. A replay will be available following the conclusion of the call until midnight, April 25, 2003. To access the replay, please dial (888) 203-1112 and enter the passcode 487844.

ABOUT GTSI CORP.

GTSI Corp. is an information technology (IT) solutions leader, focusing exclusively on Federal, State, and Local government customers worldwide. For nearly two decades, GTSI has served those customers by teaming with global IT leaders like Hewlett-Packard, Panasonic, Microsoft, Cisco, and Sun Microsystems. Offering a broad range of products and services, an extensive contract portfolio, and ISO 9000-registered logistics, GTSI uses its unique Technology Teams to deliver "best of breed" solutions that help government customers do their job more effectively. The Technology Teams include technical experts who support a wide range of integrated IT solutions in such areas as high performance computing, advanced networking, mobile and wireless, web portals, high availability storage and information assurance. GTSI continues to broaden its leadership in electronic commerce and procurement through its government focused website located at GTSI.com. GTSI is headquartered in Northern Virginia, outside of Washington, D.C. Further information about the Company is available at GTSI.com/About.

Except for historical information, all of the statements, expectations, beliefs and assumptions contained in the foregoing are "forward-looking statements" (within the meaning of the Private Securities Litigation Reform Act of 1995) that involve a number of risks and uncertainties. It is possible that the assumptions made by management -- including, but not limited to, those relating to revenue, margins, operating results and net income, and the effect of new contracts as well as new vendor relationships -- may not materialize. Actual results may differ materially from those projected or implied in any forward-looking statements. In addition to the above factors, other important factors that could cause actual results to differ materially are those listed in the Company's most recent report on Form 10-K and included from time to time in other documents filed by the Company with the Securities and Exchange Commission.

GTSI and GTSI.com are registered trademarks of GTSI Corp. in the U.S. and other Countries. All trade names are the property of their respective owners.


GENERAL MEDIA CONTACT                      INVESTOR RELATIONS CONTACT
---------------------                      --------------------------
Melinda Stamilio                           Devin Sullivan
Periscope Communications                   The Equity Group Inc.
(703) 548-5553 x203                        (212) 836-9608
melinda@periscopecommunications.com        dsullivan@equityny.com


GOVERNMENT TRADE PRESS CONTACT             GTSI CONTACT
------------------------------             ------------
Fern Krauss                                Tom Mutryn
GTSI Corp.                                 Senior VP & Chief Financial Officer
(703) 502-2054                             (703) 502-2199
fern.krauss@gtsi.com                       tom.mutryn@gtsi.com


                                   ### ### ###

                                   GTSI CORP.
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                       THREE MONTHS ENDED
                                                            MARCH 31,                CHANGE FROM 2002
                                                      --------------------         --------------------
                                                      2003            2002         ACTUAL    PERCENTAGE
                                                      ----            ----         ------    ----------
Sales                                              $  178,858       $ 176,743     $   2,115        1.2%
Cost of sales                                         162,784         162,232           552        0.3%
                                                   ----------       ---------     ---------     -------
Gross margin                                           16,074          14,511         1,563       10.8%
Operating expenses                                     19,702          15,386         4,316       28.1%
                                                   ----------       ---------     ---------     -------
(Loss) income from operations                          (3,628)           (875)       (2,753)     314.6%
Interest and other income, net                           (733)         (1,770)        1,037      (58.6%)
                                                   ----------       ---------     ---------     -------
(Loss) income before taxes                             (2,895)            895        (3,790)         NM
Tax (benefit) provision                                (1,132)            354        (1,486)         NM
                                                   ----------       ---------     ---------     -------
Net (loss) income                                  $   (1,763)      $     541     $  (2,304)         NM
                                                   ==========       =========     =========     =======
Weighted average shares                                 8,564           8,184           380        4.6%
                                                   ==========       =========     =========     =======
Diluted weighted average shares                         8,564           9,498          (934)      (9.8%)
                                                   ==========       =========     =========     =======


Net (loss) income per share                        $    (0.21)      $    0.07     $   (0.28)         NM
                                                   ==========       =========     =========     =======
Net income per diluted share                       $    (0.21)      $    0.06     $   (0.27)         NM
                                                   ==========       =========     =========     =======

                                   GTSI CORP.
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)

                                               MARCH 31,       DECEMBER 31,       CHANGE FROM
                                                 2003              2002               2002
                                                 ----              ----               ----
ASSETS

Current
   Cash assets:                              $     5,676        $        32        $     5,644
   Accounts receivable                           112,551            139,472            (26,921)
   Merchandise inventories                        56,929             56,039                890
   Other current assets                           17,308             15,080              2,228
                                             -----------        -----------        -----------
       Total current assets                      192,464            210,623            (18,159)
Property and equipment, net                       13,195             11,707              1,488
Other assets                                       2,669              2,588                 81
                                             -----------        -----------        -----------

TOTAL ASSETS                                 $   208,328        $   224,918        $   (16,590)
                                             ===========        ===========        ===========

Current liabilities
   Notes payable to banks                    $        --        $     7,539        $    (7,539)
   Accounts payable                              118,293            122,432             (4,139)
   Accrued liabilities                            11,944             13,412             (1,468)
   Accrued warranties                              4,187              4,404               (217)
                                             -----------        -----------        -----------
       Total current liabilities                 134,424            147,787            (13,363)
Other liabilities                                  1,642              1,640                  2
                                             -----------        -----------        -----------
       Total liabilities                         136,066            149,427            (13,361)
Stockholders' equity                              72,262             75,491             (3,229)
                                             -----------        -----------        -----------

Total liabilities and stockholders' equity   $   208,328        $   224,918        $   (16,590)
                                             ===========        ===========        ===========

                                       ###

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                        GTSI CORP.

                                        By: /s/ Thomas A. Mutryn
                                            -------------------------------
                                            Thomas A. Mutryn
                                            Senior Vice President and CFO


Date:  April 23, 2003